Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Meredith Corporation:

We have audited the accompanying consolidated balance sheets of Meredith Corporation and subsidiaries (the Company) as of June 30, 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2015. We also have audited the Company's internal control over financial reporting as of June 30, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meredith Corporation and subsidiaries as of June 30, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2015, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP

Des Moines, Iowa

August 24, 2015

REPORT OF MANAGEMENT

To the Shareholders of Meredith Corporation:

Meredith management is responsible for the preparation, integrity, and objectivity of the financial information included in this Annual Report on Form 10-K. We take this responsibility very seriously as we recognize the importance of having well-informed, confident investors. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on our informed judgments and estimates. We have adopted appropriate accounting policies and are fully committed to ensuring that those policies are applied properly and consistently. In addition, we strive to report our consolidated financial results in a manner that is relevant, complete, and understandable. We welcome any suggestions from those who use our reports.

To meet our responsibility for financial reporting, our internal control systems and accounting procedures are designed to provide reasonable assurance as to the reliability of financial records. In addition, our internal audit staff monitors and reports on compliance with Company policies, procedures, and internal control systems.

The consolidated financial statements and the effectiveness of the Company's internal control over financial reporting have been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm was given unrestricted access to all financial records and related information, including all Board of Directors and Board committee minutes.

The Audit Committee of the Board of Directors is responsible for reviewing and monitoring the Company's accounting policies, internal controls, and financial reporting practices. The Audit Committee is also directly responsible for the appointment, compensation, and oversight of the Company's independent registered public accounting firm. The Audit Committee consists solely of independent directors who meet with the independent registered public accounting firm, management, and internal auditors to review accounting, auditing, and financial reporting matters. To ensure complete independence, the independent registered public accounting firm has direct access to the Audit Committee without the presence of management representatives.

At Meredith, we have always placed a high priority on good corporate governance and will continue to do so in the future.

/s/ Joseph Ceryanec

Joseph Ceryanec

Chief Financial Officer

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Meredith Corporation and Subsidiaries

Consolidated Balance Sheets

Assets	June 30,	2015	2014
(In thousands)
Current assets
Cash and cash equivalents		$22,833	$36,587
Accounts receivable (net of allowances of $8,495 in 2015 and $7,813 in 2014)		284,646	257,644
Inventories		24,681	24,008
Current portion of subscription acquisition costs		122,350	96,893
Current portion of broadcast rights		4,516	4,551
Assets held for sale		—	56,010
Other current assets		23,505	17,429
Total current assets		482,531	493,122
Property, plant, and equipment
Land		24,858	23,363
Buildings and improvements		151,320	143,169
Machinery and equipment		324,185	314,839
Leasehold improvements		14,284	14,125
Construction in progress		12,975	5,610
Total property, plant, and equipment		527,622	501,106
Less accumulated depreciation		(313,886)	(296,168)
Net property, plant, and equipment		213,736	204,938
Subscription acquisition costs		103,842	101,533
Broadcast rights		1,795	3,114
Other assets		67,750	86,935
Intangible assets, net		972,382	813,297
Goodwill		1,001,246	840,861
Total assets		$2,843,282	$2,543,800

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Balance Sheets (continued)

Liabilities and Shareholders' Equity	June 30,	2015	2014
(In thousands except per share data)
Current liabilities
Current portion of long-term debt		$62,500	$87,500
Current portion of long-term broadcast rights payable		4,776	4,511
Accounts payable		93,944	81,402
Accrued expenses
Compensation and benefits		71,233	57,637
Distribution expenses		13,056	8,504
Other taxes and expenses		79,366	69,906
Total accrued expenses		163,655	136,047
Current portion of unearned subscription revenues		206,126	173,643
Total current liabilities		531,001	483,103
Long-term debt		732,500	627,500
Long-term broadcast rights payable		2,998	4,327
Unearned subscription revenues		151,221	151,533
Deferred income taxes		311,645	277,477
Other noncurrent liabilities		162,067	108,208
Total liabilities		1,891,432	1,652,148
Shareholders' equity
Series preferred stock, par value $1 per share
Authorized 5,000 shares; none issued		—	—
Common stock, par value $1 per share
Authorized 80,000 shares; issued and outstanding 37,657 shares in 2015 (excluding 24,451 treasury shares) and 36,776 shares in 2014 (excluding 24,395 treasury shares)		37,657	36,776
Class B stock, par value $1 per share, convertible to common stock
Authorized 15,000 shares; issued and outstanding 6,963 shares in 2015 and 7,700 shares in 2014		6,963	7,700
Additional paid-in capital		49,019	41,884
Retained earnings		870,859	814,050
Accumulated other comprehensive loss		(12,648)	(8,758)
Total shareholders' equity		951,850	891,652
Total liabilities and shareholders' equity		$2,843,282	$2,543,800

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Earnings

Years ended June 30,	2015	2014	2013
(In thousands except per share data)
Revenues
Advertising	$896,548	$778,391	$823,690
Circulation	313,685	327,214	322,223
All other	383,943	363,103	325,427
Total revenues	1,594,176	1,468,708	1,471,340
Operating expenses
Production, distribution, and editorial	598,941	567,024	561,058
Selling, general, and administrative	695,319	655,241	654,098
Depreciation and amortization	57,804	59,928	45,350
Total operating expenses	1,352,064	1,282,193	1,260,506
Income from operations	242,112	186,515	210,834
Interest expense, net	(19,352)	(12,176)	(13,430)
Earnings before income taxes	222,760	174,339	197,404
Income taxes	(85,969)	(60,798)	(73,754)
Net earnings	$136,791	$113,541	$123,650

Basic earnings per share	$3.07	$2.54	$2.78
Basic average shares outstanding	44,522	44,636	44,455

Diluted earnings per share	$3.02	$2.50	$2.74
Diluted average shares outstanding	45,323	45,410	45,085

Dividends paid per share	$1.78	$1.68	$1.58

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

Years ended June 30,	2015	2014	2013
(In thousands)
Net earnings	$136,791	$113,541	$123,650
Other comprehensive income (loss), net of income taxes
Pension and other postretirement benefit plans activity	(2,591)	7,583	6,774
Unrealized loss on interest rate swaps	(1,299)	—	—
Other comprehensive income (loss), net of income taxes	(3,890)	7,583	6,774
Comprehensive income	$132,901	$121,124	$130,424

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Shareholders' Equity

(In thousands except per share data)	Common Stock - $1 par value	Class B Stock - $1 par value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at June 30, 2012	$35,791	$8,716	$53,275	$722,778	$(23,115)	$797,445
Net earnings	—	—	—	123,650	—	123,650
Other comprehensive income, net of tax	—	—	—	—	6,774	6,774
Stock issued under various incentive plans, net of forfeitures	1,537	—	37,982	—	—	39,519
Purchases of Company stock	(1,471)	(7)	(53,256)	—	—	(54,734)
Share-based compensation	—	—	11,518	—	—	11,518
Conversion of class B to common stock	385	(385)	—	—	—	—
Dividends paid, 1.58 dollars per share
Common stock	—	—	—	(57,196)	—	(57,196)
Class B stock	—	—	—	(13,331)	—	(13,331)
Tax benefit from incentive plans	—	—	651	—	—	651
Balance at June 30, 2013	36,242	8,324	50,170	775,901	(16,341)	854,296
Net earnings	—	—	—	113,541	—	113,541
Other comprehensive income, net of tax	—	—	—	—	7,583	7,583
Stock issued under various incentive plans, net of forfeitures	1,550	—	57,335	—	—	58,885
Purchases of Company stock	(1,639)	(1)	(76,586)	—	—	(78,226)
Share-based compensation	—	—	12,224	—	—	12,224
Conversion of class B to common stock	623	(623)	—	—	—	—
Dividends paid, 1.68 dollars per share
Common stock	—	—	—	(61,949)	—	(61,949)
Class B stock	—	—	—	(13,443)	—	(13,443)
Tax deficiency from incentive plans	—	—	(1,259)	—	—	(1,259)
Balance at June 30, 2014	36,776	7,700	41,884	814,050	(8,758)	891,652
Net earnings	—	—	—	136,791	—	136,791
Other comprehensive loss, net of tax	—	—	—	—	(3,890)	(3,890)
Stock issued under various incentive plans, net of forfeitures	1,069	—	40,182	—	—	41,251
Purchases of Company stock	(924)	(1)	(45,839)	—	—	(46,764)
Share-based compensation	—	—	12,515	—	—	12,515
Conversion of class B to common stock	736	(736)	—	—	—	—
Dividends paid, 1.78 dollars per share
Common stock	—	—	—	(67,276)	—	(67,276)
Class B stock	—	—	—	(12,706)	—	(12,706)
Tax benefit from incentive plans	—	—	277	—	—	277
Balance at June 30, 2015	$37,657	$6,963	$49,019	$870,859	$(12,648)	$951,850

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years ended June 30,	2015	2014	2013
(In thousands)
Cash flows from operating activities
Net earnings	$136,791	$113,541	$123,650
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	38,918	35,627	33,607
Amortization	17,628	13,099	11,743
Share-based compensation	12,515	12,224	11,518
Deferred income taxes	47,220	25,178	44,848
Amortization of broadcast rights	16,576	8,785	9,660
Payments for broadcast rights	(16,364)	(10,332)	(13,036)
Provision for write-down of impaired assets	3,142	11,447	—
Fair value adjustment to contingent consideration	(1,500)	(5,700)	(2,500)
Excess tax benefits from share-based payments	(6,471)	(4,855)	(5,438)
Changes in assets and liabilities, net of acquisitions/dispositions
Accounts receivable	(18,991)	(2,430)	(16,575)
Inventories	(1,013)	4,133	(5,814)
Other current assets	(6,501)	2,100	(1,899)
Subscription acquisition costs	(27,766)	(1,011)	(46,601)
Other assets	(391)	5,620	7,052
Accounts payable	10,040	1,598	10,657
Accrued expenses and other liabilities	13,866	4,208	15,229
Unearned subscription revenues	(19,093)	(30,013)	13,806
Other noncurrent liabilities	(6,259)	(5,129)	(820)
Net cash provided by operating activities	192,347	178,090	189,087
Cash flows from investing activities
Acquisitions of and investments in businesses	(257,030)	(417,461)	(50,190)
Additions to property, plant, and equipment	(33,245)	(24,822)	(25,969)
Proceeds from disposition of assets	83,434	—	—
Net cash used in investing activities	(206,841)	(442,283)	(76,159)
Cash flows from financing activities
Proceeds from issuance of long-term debt	470,000	666,000	175,000
Repayments of long-term debt	(390,000)	(301,000)	(205,000)
Dividends paid	(79,982)	(75,392)	(70,527)
Purchases of Company stock	(46,764)	(78,226)	(54,734)
Proceeds from common stock issued	41,251	58,885	39,519
Excess tax benefits from share-based payments	6,471	4,855	5,438
Other	(236)	(2,016)	(770)
Net cash provided by (used in) financing activities	740	273,106	(111,074)
Net increase (decrease) in cash and cash equivalents	(13,754)	8,913	1,854
Cash and cash equivalents at beginning of year	36,587	27,674	25,820
Cash and cash equivalents at end of year	$22,833	$36,587	$27,674

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Consolidated Statements of Cash Flows (continued)

Years ended June 30,	2015	2014	2013
(In thousands)
Supplemental disclosures of cash flow information
Cash paid
Interest	$19,111	$11,271	$12,758
Income taxes	40,419	34,957	22,871
Non-cash transactions
Broadcast rights financed by contracts payable	15,300	9,985	11,774

See accompanying Notes to Consolidated Financial Statements

Meredith Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Nature of Operations—Meredith Corporation (Meredith or the Company) is a diversified media company focused primarily on the home and family marketplace. The Company has two segments: local media and national media. The Company's local media segment includes 16 owned television stations and one managed television station and related digital and mobile media operations. The national media segment includes magazine publishing, custom content and customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. Meredith's operations are primarily diversified geographically within the United States (U.S.) and the Company has a broad customer base.

Principles of Consolidation—The consolidated financial statements include the accounts of Meredith Corporation and its wholly owned subsidiaries. Significant intercompany balances and transactions are eliminated. Meredith does not have any off-balance sheet financing activities. The Company's use of special-purpose entities is limited to Meredith Funding Corporation, whose activities are fully consolidated in Meredith's consolidated financial statements (See Note 6).

Retrospective Adjustments—During fiscal 2015, we updated the purchase accounting for an acquisition that occurred in fiscal 2014. We retrospectively adjusted the provisional amounts recognized at the acquisition date to reflect fair values and, as required by the accounting guidance for business combinations, made adjustments to the June 30, 2014, Consolidated Balance Sheet. (See Note 2.)

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the assessment of the recoverability of long-lived assets, including goodwill and other intangible assets, which is based on such factors as estimated future cash flows; the determination of the net realizable value of broadcast rights, which is based on estimated future revenues; provisions for returns of magazines sold, which are based on historical experience and current marketplace conditions; pension and postretirement benefit expenses, which are actuarially determined and include assumptions regarding discount rates, expected returns on plan assets, and rates of increase in compensation and healthcare costs; and share-based compensation expense, which is based on numerous assumptions including future stock price volatility and employees' expected exercise and post-vesting employment termination behavior. While the Company re-evaluates its estimates on an ongoing basis, actual results may vary from those estimates.

Cash and Cash Equivalents—Cash and short-term investments with original maturities of three months or less are considered to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

Accounts Receivable—The Company's accounts receivable are primarily due from advertisers. Credit is extended to clients based on an evaluation of each client's creditworthiness and financial condition; collateral is not required. The Company maintains allowances for uncollectible accounts, rebates, rate adjustments, returns, and discounts. The allowance for uncollectible accounts is based on the aging of such receivables and any known specific collectability exposures. Accounts are written off when deemed uncollectible. Allowances for rebates, rate adjustments, returns, and discounts are generally based on historical experience and current market conditions. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances.

Inventories—Inventories are stated at the lower of cost or market. Cost is determined on the last-in first-out (LIFO) basis for paper and on the first-in first-out or average basis for all other inventories.

Subscription Acquisition Costs—Subscription acquisition costs primarily represent magazine agency commissions. These costs are deferred and amortized over the related subscription term, typically one to two years. In addition, direct-response advertising costs that are intended to solicit subscriptions and are expected to result in probable future benefits are capitalized. These costs are amortized over the period during which future benefits are expected to be received. The asset balance of the capitalized direct-response advertising costs is reviewed quarterly to ensure the amount is realizable. Any write-downs resulting from this review are expensed as subscription acquisition advertising costs in the current period. Capitalized direct-response advertising costs were $5.9 million at June 30, 2015 and $6.5 million at June 30, 2014. There were no material write-downs of capitalized direct-response advertising costs in any of the fiscal years in the three-year period ended June 30, 2015.

Property, Plant, and Equipment—Property, plant, and equipment are stated at cost. Costs of replacements and major improvements are capitalized, and maintenance and repairs are charged to operations as incurred. Depreciation expense is provided primarily by the straight-line method over the estimated useful lives of the assets: 5-45 years for buildings and improvements and 3-20 years for machinery and equipment. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases. Depreciation and amortization of property, plant, and equipment was $38.9 million in fiscal 2015, $35.6 million in fiscal 2014, and $33.6 million in fiscal 2013.

Broadcast Rights—Broadcast rights consist principally of rights to broadcast syndicated programs, sports, and feature films. The total cost of these rights is recorded as an asset and as a liability when programs become available for broadcast. The current portion of broadcast rights represents those rights available for broadcast that are expected to be amortized in the succeeding year. These rights are valued at the lower of unamortized cost or estimated net realizable value, and are generally charged to operations on an accelerated basis over the contract period. Impairments of unamortized costs to net realizable value are included in production, distribution, and editorial expenses in the accompanying Consolidated Statements of Earnings. There were no impairments to unamortized costs in fiscals 2015, 2014, or 2013. Future write-offs can vary based on changes in consumer viewing trends and the availability and costs of other programming.

Intangible Assets and Goodwill—Amortizable intangible assets consist primarily of network affiliation agreements, advertiser relationships, and customer lists. Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. Network affiliation agreements are amortized over the period of time the agreements are expected to remain in place, assuming renewals without material modifications to the original terms and conditions (generally 25 to 40 years from the original acquisition date). Other intangible assets are amortized over their estimated useful lives, ranging from 1 to 10 years.

Intangible assets with indefinite lives include Federal Communications Commission (FCC) broadcast licenses. These licenses are granted for a term of up to eight years, but are renewable if the Company provides at least an average level of service to its customers and complies with the applicable FCC rules and policies and the Communications Act of 1934. The Company has been successful in every one of its past license renewal requests and has incurred only minimal costs in the process. The Company expects the television broadcasting business to continue indefinitely; therefore, the cash flows from the broadcast licenses are also expected to continue indefinitely.

Goodwill and certain other intangible assets (FCC broadcast licenses and trademarks), which have indefinite lives, are not amortized but tested for impairment annually or when events occur or circumstances change that would indicate the carrying value exceeds the fair value. The review of goodwill is performed at the reporting unit level. The Company has three reporting units, local media, magazine brands, and Meredith Xcelerated Marketing (MXM). We also assess, at least annually, whether assets classified as indefinite-lived intangible assets continue to have indefinite lives.

At May 31, 2015, the date the Company last performed our annual evaluation of impairment of goodwill, management elected to perform the two-step goodwill impairment test for all reporting units. The first step of this test is to compare the fair value of a reporting unit to its carrying value. In reviewing other indefinite-lived intangible assets for impairment, the Company compares the fair value of the asset to the asset’s carrying value.

Fair value is determined using a discounted cash flow model, which requires us to estimate the future cash flows expected to be generated by the reporting unit or to result from the use of the asset. These estimates include assumptions about future revenues (including projections of overall market growth and our share of market), estimated costs, and appropriate discount rates where applicable. Our assumptions are based on historical data, various internal estimates, and a variety of external sources and are consistent with the assumptions used in both our short-term financial forecasts and long-term strategic plans. Depending on the assumptions and estimates used, future cash flow projections can vary within a range of outcomes. Changes in key assumptions about the local media, magazine brands, and MXM and their prospects or changes in market conditions could result in an impairment charge.

Additional information regarding intangible assets and goodwill is provided in Note 4.

Impairment of Long-lived Assets—Long-lived assets (primarily property, plant, and equipment and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Derivative Financial Instruments—Meredith does not engage in derivative or hedging activities, except to hedge interest rate risk on debt as described in Note 6. Fundamental to our approach to risk management is the desire to minimize exposure to volatility in interest costs of variable rate debt, which can impact our earnings and cash flows. In fiscal 2015, we entered into interest rate swap agreements with counterparties that are major financial institutions. These agreements effectively fix the variable rate cash flow on $300.0 million of a combination of our variable-rate private placement senior notes and bank term loan. We designated and accounted for the interest rate swaps as cash flow hedges in accordance with Accounting Standards Codification 815, Derivatives and Hedging. The effective portion of the change in the fair value of interest rate swaps is reported in other comprehensive income (loss). The gain or loss included in other comprehensive income (loss) is subsequently reclassified into net earnings on the same line in the Consolidated Statements of Earnings as the hedged item in the same period that the hedge transaction affects net earnings. The ineffective portion of a change in fair value of the interest rate swaps would be reported in interest expense. During fiscal 2015, the interest rate swap agreements were considered effective hedges and there were no material gains or losses recognized in earnings for hedge ineffectiveness.

Revenue Recognition—The Company's primary source of revenue is advertising. Other sources include circulation and other revenues.

Advertising revenues—Advertising revenues are recognized when advertisements are published (defined as an issue's on-sale date) or aired by the broadcasting station, net of agency commissions and net of provisions for estimated rebates, rate adjustments, and discounts. Barter revenues are included in advertising revenue and are also recognized when the commercials are broadcast. Barter advertising revenues and the offsetting expense are recognized at the fair value of the advertising surrendered, as determined by similar cash transactions. Barter advertising revenues were not material in any period. Website advertising revenues are recognized ratably over the contract period or as services are delivered.

Circulation revenues—Circulation revenues include magazine single copy and subscription revenue. Single copy revenue is recognized upon publication, net of provisions for estimated returns. The Company bases its estimates for returns on historical experience and current marketplace conditions. Revenues from magazine subscriptions are deferred and recognized proportionately as products are distributed to subscribers.

Other revenues—Revenues from customer relationship marketing and other custom programs are recognized when the products or services are delivered. In addition, the Company participates in certain arrangements containing multiple deliverables. The guidance for accounting for multiple-deliverable arrangements requires that overall arrangement consideration be allocated to each deliverable (unit of accounting) in the revenue arrangement based on the relative selling price as determined by vendor specific objective evidence, third-party evidence, or estimated selling price. The related revenue is recognized when each specific deliverable of the arrangement is delivered. Brand licensing-based revenues are accrued generally monthly or quarterly based on the specific mechanisms of each contract. Payments are generally made by the Company's partners on a quarterly basis. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Any minimum guarantees are typically earned evenly over the fiscal year. Retransmission revenues are recognized over the contract period based on the negotiated fee.

In certain instances, revenues are recorded gross in accordance with GAAP although the Company receives cash for a lesser amount due to the netting of certain expenses. Amounts received from customers in advance of revenue recognition are deferred as liabilities and recognized as revenue in the period earned.

Contingent Consideration—The Company estimates and records the acquisition date estimated fair value of contingent consideration as part of purchase price consideration for acquisitions. Additionally, each reporting period, the Company estimates changes in the fair value of contingent consideration, and any change in fair value is recognized in the Consolidated Statement of Earnings. An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. The estimate of the fair value of contingent consideration requires subjective assumptions to be made of future operating results, discount rates, and probabilities assigned to various potential operating result scenarios. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and, therefore, materially affect the Company’s future financial results.

Advertising Expenses—The majority of the Company's advertising expenses relate to direct-mail costs for magazine subscription acquisition efforts. Advertising costs that are not capitalized are expensed the first time the advertising takes place. Total advertising expenses included in the Consolidated Statements of Earnings were $75.8 million in fiscal 2015, $79.5 million in fiscal 2014, and $90.2 million in fiscal 2013.

Share-based Compensation—The Company establishes fair value for its equity awards to determine their cost and recognizes the related expense over the appropriate vesting period. The Company recognizes expense for stock options, restricted stock, restricted stock units, and shares issued under the Company's employee stock purchase plan. See Note 11 for additional information related to share-based compensation expense.

Income Taxes—The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when such a change is enacted.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Self-Insurance—The Company self-insures for certain medical claims, and its responsibility generally is capped through the use of a stop loss contract with an insurance company at a certain dollar level (usually $300 thousand). A third-party administrator is used to process claims. The Company uses actual claims data and estimates of incurred-but-not-reported claims to calculate estimated liabilities for unsettled claims on an undiscounted basis. Although management re-evaluates the assumptions and reviews the claims experience on an ongoing basis, actual claims paid could vary significantly from estimated claims.

Pensions and Postretirement Benefits Other Than Pensions—Retirement benefits are provided to employees through pension plans sponsored by the Company. Pension benefits are primarily a function of both the years of service and the level of compensation for a specified number of years. It is the Company's policy to fund the qualified pension plans to at least the extent required to maintain their fully funded status. In addition, the Company provides health care and life insurance benefits for certain retired employees, the expected costs of which are accrued over the years that the employees render services. It is the Company's policy to fund postretirement benefits as claims are paid. Additional information is provided in Note 8.

Comprehensive Income—Comprehensive income consists of net earnings and other gains and losses affecting shareholders' equity that, under GAAP, are excluded from net earnings. Other comprehensive income (loss) includes changes in prior service cost and net actuarial losses from pension and postretirement benefit plans, net of taxes, and changes in the fair value of interest rate swap agreements, net of taxes, to the extent that they are effective.

Earnings Per Share—Basic earnings per share is calculated by dividing net earnings by the weighted average common and Class B shares outstanding. Diluted earnings per share is calculated similarly but includes the dilutive effect, if any, of the assumed exercise of securities, including the effect of shares issuable under the Company's share-based incentive plans.

Adopted Accounting Pronouncements—In July 2013, the Financial Accounting Standards Board (FASB) issued guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires the netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of uncertain tax positions. Under the new standard, unrecognized tax benefits are netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the unrecognized tax benefits. The guidance was effective for the Company in the first quarter of fiscal 2015. The adoption of this guidance did not have an impact on our results of operations or cash flows and we have updated our presentation of unrecognized tax benefits net of our deferred tax assets where applicable on our Consolidated Balance Sheets.

In April 2015, the FASB issued guidance related to disclosures for investments in certain entities that calculate net asset value (NAV) per share. This guidance eliminates the requirement to categorize investments in the fair value hierarchy if their fair value is measured at NAV per share. The reporting entity must disclose the amount of investments measured at NAV to allow users to reconcile total investments in the fair value hierarchy to total investments measured at fair value in the Consolidated Balance Sheets. The guidance is effective for fiscal years beginning after December 15, 2015, with early adoption permitted. The Company adopted this update for the year ended June 30, 2015. The adoption of this guidance required a change in the format of a disclosure only and did not have an impact on our results.

Pending Accounting Pronouncements—In May 2014, the FASB issued an accounting standards update that replaces existing revenue recognition guidance. The new guidance requires a company to recognize revenue for the transfer of promised goods or services equal to the amount it expects to receive in exchange for those goods or services. Additionally, the guidance requires enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows from customer contracts. This guidance will be effective for in the Company in the first quarter of fiscal 2019. Early application is not permitted and companies may chose either a full retrospective or cumulative effect method of adoption. The Company is evaluating the method of adoption and the impact the guidance will have on our results of operations and financial position.

In April 2015, the FASB issued guidance on the presentation of debt issuance costs. The new standard requires that debt issuance costs be recorded as a reduction from the face amount of the related debt, with amortization recorded as interest expense, rather than recording as a deferred asset. The guidance is effective for the Company in the first quarter of fiscal 2017 with early adoption permitted. The guidance is to be retrospectively applied to all prior periods. Adoption of the new guidance is not expected to have a material impact on the consolidated financial statements.

In April 2015, the FASB issued guidance on the presentation of cloud computing arrangements that include a software license. The new guidance requires capitalization of the software license fee as internal-use software if certain criteria are met, otherwise the costs are expensed as incurred. The standard is effective for the Company in the first quarter of fiscal 2017. Early adoption is permitted and companies can chose either prospective adoption to arrangements entered into or materially modified after the effective date, or full retrospective adoption. Adoption of the new guidance is not expected to have a material impact on the consolidated financial statements.

In June 2015, the FASB issued an accounting standards update that made technical corrections to the FASB Accounting Standards Codification. These technical corrections are divided into four categories: amendments related to differences between original guidance and the codification, guidance clarification and reference corrections, minor structural changes to simplify the codification, and minor improvements that are not expected to have a significant impact on current accounting practice. The amendments are effective for the Company in the first quarter of fiscal 2017 with early adoption permitted. All other changes are effective upon the issuance of the guidance. Adoption of the amendments is not expected to have a material impact on the consolidated financial statements.

2.  Acquisitions

Fiscal 2015

During fiscal 2015, Meredith paid $257.0 million primarily for the acquisitions of the television station WGGB, the

ABC affiliate in Springfield, Massachusetts; MyWedding LLC (Mywedding); the television station WALA, the FOX affiliate in Mobile, Alabama-Pensacola, Florida; Selectable Media, Inc. (Selectable Media); the Shape brand and related digital assets (collectively Shape); and the assets of a shopper marketing platform technology.

On October 31, 2014, Meredith acquired WGGB. The results of WGGB's operations have been included in the consolidated financial statements since that date. The fair value of the consideration, including the purchase of working capital, totaled $52.6 million, which consisted of $49.3 million of cash and $3.3 million of contingent consideration. The contingent consideration arrangement requires the Company to pay contingent payments based on certain future regulatory actions. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 14. As of June 30, 2015, the Company estimates the future payments will range from zero to $4.0 million.

Effective November 1, 2014, Meredith completed its acquisition of Martha Stewart Living magazine and its related digital assets (collectively Martha Stewart Living Media Properties). In addition, Meredith entered into a 10-year licensing arrangement with Martha Stewart Living Omnimedia (MSLO) for the licensing of the Martha Stewart Living trade name. The acquired business operations include sales and marketing, circulation, production, and other non-editorial functions. Meredith will source editorial content from MSLO. The results of the Martha Stewart Living Media Properties have been included in the consolidated financial statements since the effective date. There was no cash consideration exchanged in this transaction.

On November 13, 2014, Meredith acquired 100 percent of the membership interests in Mywedding. Mywedding operates mywedding.com, one of the top wedding websites in the U.S., providing couples with a complete wedding planning product suite. The results of Mywedding have been included in the consolidated financial statements since that date. The acquisition-date fair value of the consideration was $42.7 million, which consisted of $20.1 million of cash and $22.6 million of contingent consideration. The contingent consideration arrangement requires the Company to pay a contingent payment based on certain financial targets achieved during fiscal 2018 primarily based on earnings before interest, taxes, depreciation, and amortization (EBITDA), as defined in the acquisition agreement. The contingent consideration is not dependent on the continued employment of the sellers. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 14. As of June 30, 2015, the Company estimates the future payments will range from $11.1 million to $40.0 million.

On December 19, 2014, Meredith acquired WALA. The results of WALA's operations have been included in the consolidated financial statements since that date. The cash purchase price, including the purchase of working capital, was $90.4 million.

On December 30, 2014, Meredith acquired 100 percent of the outstanding stock of Selectable Media, a leading native and engagement-based digital advertising company. The results of Selectable Media have been included in the consolidated financial statements since that date. The acquisition-date fair value of the consideration totaled $30.2 million, which consisted of $23.0 million of cash and $7.2 million of contingent consideration. The contingent consideration arrangement requires the Company to pay contingent payments based on certain financial targets over the next three fiscal years primarily based on revenue, as defined in the acquisition agreement. The contingent consideration is not dependent on the continued employment of the sellers. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 14. As of June 30, 2015, the Company estimates the future payments will range from $7.3 million to $8.0 million.

Effective February 1, 2015, Meredith completed its acquisition of Shape. Shape is the women's active lifestyle category leader with content focusing on exercise, beauty, nutrition, health, fashion, wellness, and other lifestyle topics to help women lead a healthier, active lifestyle. The results of Shape have been included in the consolidated financial statements since the effective date. The acquisition-date fair value of the consideration totaled $87.4 million, which consisted of $60.0 million of cash and $27.4 million of contingent consideration. The contingent consideration arrangement requires the Company to pay a contingent payment based on the achievement of certain financial targets over the next three fiscal years primarily based on operating profit, as defined in the acquisition agreement. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represent a Level 3 measurement as defined in Note 14. As of June 30, 2015, the Company estimates the future payments will range from $25.2 million to $32.0 million.

On June 19, 2015, Meredith completed the acquisition of Qponix, a leading shopper marketing data platform technology (hereafter referred to as Meredith Shopper Marketing). The results of the business from these assets have been included in the consolidated financial statements since the date of acquisition. The acquisition-date fair value of the consideration totaled $2.3 million, which consisted of $1.5 million of cash and $0.8 million of contingent consideration. The contingent consideration arrangement requires the Company to pay a contingent payment based on a percentage of net revenues for a period of up to 10 years until the maximum payout is reached, as defined in the asset purchase agreement. We estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represent a Level 3 measurement as defined in Note 14. As of June 30, 2015, the Company estimates the future payments will be $0.8 million.

The following table summarizes the total estimated fair values of the assets acquired and liabilities assumed by segment during the year ended June 30, 2015:

(In thousands)	Local Media Acquisitions	National Media Acquisitions	Total
Accounts receivable	$5,162	$4,323	$9,485
Current portion of broadcast rights	1,582	—	1,582
Other current assets	133	1,036	1,169
Property, plant, and equipment	14,391	130	14,521
Other noncurrent assets	1,907	3,055	4,962
Intangible assets	107,476	70,350	177,826
Total identifiable assets acquired	130,651	78,894	209,545
Deferred subscription revenue	—	(51,264)	(51,264)
Current portion of broadcast rights	(1,582)	—	(1,582)
Other current liabilities	(1,378)	(6,808)	(8,186)
Long-term liabilities	(5,242)	(59,634)	(64,876)
Total liabilities assumed	(8,202)	(117,706)	(125,908)
Net identifiable assets acquired	122,449	(38,812)	83,637
Goodwill	17,320	143,433	160,753
Net assets acquired	$139,769	$104,621	$244,390

The following table provides details of the acquired intangible assets by acquisition:

(In thousands)	WGGB	Martha Stewart	Mywedding	WALA	Selectable Media	Shape	Meredith Shopper Marketing	Total
Intangible assets subject to amortization
National media
Advertiser relationships	$—	$3,200	$1,600	$—	$2,250	$6,700	$—	$13,750
Customer lists	—	1,850	—	—	—	1,200	—	3,050
Other	—	—	—	—	2,450	700	1,200	4,350
Local media
Retransmission agreements	761	—	—	3,193	—	—	—	3,954
Other	70	—	—	121	—	—	—	191
Total	831	5,050	1,600	3,314	4,700	8,600	1,200	25,295
Intangible assets not subject to amortization
National media
Trademarks	—	—	5,300	—	—	37,900	—	43,200
Internet domain names	—	—	—	—	—	6,000	—	6,000
Local media
FCC licenses	33,116	—	—	70,215	—	—	—	103,331
Total	33,116	—	5,300	70,215	—	43,900	—	152,531
Intangible assets, net	$33,947	$5,050	$6,900	$73,529	$4,700	$52,500	$1,200	$177,826

As of the date of each acquisition, Meredith allocated the purchase price to the assets acquired and liabilities assumed based on their respective preliminary fair values. The above purchase price allocations are considered preliminary and are subject to revisions when the valuations of intangible assets are finalized upon receipt of the various final valuation reports for those assets from third party valuation experts. Therefore, the provisional measurements of fixed assets, intangible assets, goodwill, and deferred income tax balances are subject to change.

The useful life of the advertiser relationships ranges from three to four years, the customer lists' useful lives are two years, and other national media intangible assets' useful lives are five to seven years. The useful lives of the retransmission agreements are six years and local media other intangible assets' useful lives are one to three years.

For all acquisitions, goodwill is attributable primarily to expected synergies and the assembled workforces. Goodwill, with a provisionally assigned value of $136.2 million, is expected to be fully deductible for tax purposes.

Mywedding and Selectable Media are subject to legal and regulatory requirements, including but not limited to those related to taxation, in each of the jurisdictions in the countries in which they operate. The Company has conducted a preliminary assessment of liabilities arising in each of these jurisdictions, and has recognized provisional amounts in its initial accounting for the acquisitions for all identified liabilities in accordance with the business combinations guidance. However, the Company is continuing its review of these matters during the measurement period, and if new information about facts and circumstances that existed at the acquisition date identifies adjustments to the liabilities initially recognized, or any additional liabilities that existed at the acquisition date, the acquisition accounting will be revised to reflect the resulting adjustments to the provisional amounts initially recognized.

During fiscal 2015, acquisition related costs of $1.4 million were incurred. These costs are included in the selling, general, and administrative line in the Consolidated Statements of Earnings.

Fiscal 2014

During fiscal 2014, Meredith paid $417.5 million primarily for the acquisitions of the television station KMOV, the CBS affiliate in St. Louis, Missouri and the television station KTVK, an independent station in Phoenix, Arizona.

Effective February 28, 2014, Meredith acquired KMOV. The results of KMOV's operations have been included in the consolidated financial statements since that date. The final cash purchase price was $186.7 million, which included an additional cash working capital adjustment payment in fiscal 2015 of $0.9 million. During fiscal 2015, the Company finalized the determination of the fair values of the assets acquired and liabilities assumed. As such, fixed assets were decreased $0.5 million, network affiliation agreements intangible assets were increased $1.0 million, other intangibles were decreased $0.1 million, and a corresponding decrease of $0.4 million was recorded to goodwill. These adjustments did not have a significant impact on our Consolidated Balance Sheet as of June 30, 2014. Therefore, we have not retrospectively adjusted for these measurement period adjustments.

Effective June 19, 2014, Meredith acquired KTVK and an interest in the assets of KASW, the CW affiliate in Phoenix, Arizona. The final cash purchase price was $223.4 million. During fiscal 2015, the Company finalized the determination of the fair values of the assets acquired and liabilities assumed. The final cash purchase price was allocated as $167.4 million for KTVK and $56.0 million for the interest in KASW assets. As part of the FCC approval of the transaction, Meredith was required to sell its interest in the KASW assets. Accordingly, this interest was shown on the Consolidated Balance Sheet as assets held for sale at June 30, 2014. The sale of the Company's interest in the KASW assets was completed during fiscal 2015. As the final valuation of the intangible assets acquired was not complete at June 30, 2014, the recorded intangible asset values were based on provisional estimates of fair value. Upon determination of the final fair values of the assets acquired and liabilities assumed, the amount recorded to assets held for sale were retrospectively increased $23.0 million. A corresponding respective adjustment to the assets of KTVK was recorded as a $23.9 million reduction to the FCC license and $0.8 million reduction of goodwill, partially offset by a $1.7 million increase in retransmission agreements. The comparative information as of June 30, 2014, was retrospectively adjusted, as required by the accounting guidance for business combinations, to reflect the updated values assigned to each of the intangible assets.

As of the date of each acquisition, Meredith allocates the purchase price to the assets acquired and liabilities assumed based on their respective preliminary fair values. The following table summarizes the total estimated fair values of the assets acquired and liabilities assumed:

(In thousands)
Accounts receivable	$18,934
Current portion of broadcast rights	6,495
Other current assets	1,015
Property, plant, and equipment	31,719
Other noncurrent assets	10,186
Intangible assets	251,325
Total identifiable assets acquired	319,674
Current portion of broadcast rights	(6,495)
Other current liabilities	(309)
Long-term liabilities	(10,184)
Total liabilities assumed	(16,988)
Net identifiable assets acquired	302,686
Goodwill	51,456
Net assets acquired	$354,142

The following table provides details of the acquired intangible assets by acquisition:

(In thousands)	KMOV	KTVK	Total
Intangible assets subject to amortization
Network affiliation agreements	$10,750	$—	$10,750
Retransmission agreements	3,250	14,026	17,276
Other	7	1,014	1,021
Total	14,007	15,040	29,047
Intangible assets not subject to amortization
FCC licenses	101,973	120,305	222,278
Intangible assets, total	$115,980	$135,345	$251,325

The useful life of the network affiliation agreement is seven years and other intangible assets useful lives range from one to six years.

Goodwill, with an assigned value of $51.5 million, is expected to be fully deductible for tax purposes and is attributable to expected synergies and the assembled workforces of KMOV and KTVK.

During fiscal 2014, acquisition related costs of $5.5 million were expensed in the period in which they were incurred. These costs are included in the selling, general, and administrative line in the Consolidated Statements of Earnings.

Fiscal 2013

Meredith paid $50.2 million in fiscal 2013 primarily for the acquisitions of Parenting and Babytalk magazines and related digital assets (collectively Parenting) and Living the Country Life, LLC (Living the Country Life) and additional capital contributions to our minority investment in the Next Issue Media joint venture.

In October 2012, Meredith acquired the remaining 49 percent of the outstanding stock of Living the Country Life. The results of Living the Country Life's operations have been included in the consolidated financial statements since that date. The cash purchase price was $1.4 million.

In May 2013, Meredith acquired Parenting. The Parenting acquisition included Parenting and Babytalk magazine titles and related digital assets including the website www.parenting.com. The results of Parenting's operations have been included in the consolidated financial statements since that date. The acquisition-date fair value of the consideration totaled $45.5 million, which consisted of $41.5 million cash and a preliminary estimate of $4.0 million contingent consideration. The contingent consideration arrangement requires the Company to pay contingent payments should certain financial targets, generally based on revenues, be met over four fiscal years. Our estimate of the fair value of the contingent consideration is based on a probability-weighted discounted cash flow model. The estimated fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 14. Revenue growth for the Parenting acquisition was initially strong and in line with the original estimate; however, a slowdown in advertising revenues in the second half of fiscal 2014 resulted in lower revenue expectations. Therefore, the Company recognized non-cash credits to operations of $2.3 million in fiscal 2014 and $0.5 million in fiscal 2015, to reduce the estimated contingent consideration payable. These credits were recorded in the selling, general, and administrative expense line on the Consolidated Statements of Earnings. As of June 30, 2015, the Company estimates the future aggregate payments will range from zero to $5.1 million.

As a result of the acquisitions, the assets and liabilities of Parenting, consisting primarily of identifiable intangible assets and unearned subscription revenues, are reflected in the Company's Consolidated Balance Sheet. The consolidated financial statements reflect the allocation of the purchase price to the assets acquired and liabilities assumed, based on their respective fair values. Definite-lived intangible assets include an internet domain name of $3.1 million, trademark of $1.7 million, customer lists of $1.5 million, advertiser relationships of $1.3 million, and developed content of $0.9 million. The definite-lived intangible assets have useful lives ranging from two to 10 years. Goodwill is attributable to expected synergies and has an assigned value of $56.4 million, of which $33.0 million is expected to be deductible for tax purposes.

Acquisition related costs were expensed by the Company in the period in which they were incurred. Acquisition costs related to the acquisitions were not material to the Company's results of operations. In fiscal 2013, the Company incurred $5.1 million for acquisition costs for professional fees and expenses related to a strategic transaction that did not materialize. These costs are included in the selling, general, and administrative line in the Consolidated Statements of Earnings.

3.  Inventories

Inventories consist of paper stock, editorial content, and books. Of total net inventory values, 52 percent at June 30, 2015, and 49 percent at June 30, 2014, were determined using the LIFO method. LIFO inventory income included in the Consolidated Statements of Earnings was $0.5 million in fiscal 2015, $0.8 million in fiscal 2014, and $1.7 million in fiscal 2013.

June 30,	2015	2014
(In thousands)
Raw materials	$13,900	$11,993
Work in process	12,053	13,398
Finished goods	2,428	2,814
	28,381	28,205
Reserve for LIFO cost valuation	(3,700)	(4,197)
Inventories	$24,681	$24,008

4.  Intangible Assets and Goodwill

Intangible assets consist of the following:

June 30,	2015			2014
(In thousands)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
National media
Advertiser relationships	$20,879	$(7,660)	$13,219	$8,752	$(6,069)	$2,683
Customer lists	9,120	(6,679)	2,441	16,257	(14,852)	1,405
Other	20,675	(7,361)	13,314	17,105	(5,608)	11,497
Local media
Network affiliation agreements	229,309	(129,362)	99,947	228,314	(122,888)	105,426
Retransmission agreements	21,229	(3,454)	17,775	17,404	(188)	17,216
Other	1,212	(126)	1,086	1,020	—	1,020
Total	$302,424	$(154,642)	147,782	$288,852	$(149,605)	139,247
Intangible assets not subject to amortization
National media
Internet domain names			7,827			1,827
Trademarks			192,089			148,889
Local media
FCC licenses			624,684			523,334
Total			824,600			674,050
Intangible assets, net			$972,382			$813,297

Amortization expense was $17.6 million in fiscal 2015, $13.1 million in fiscal 2014, and $11.7 million in fiscal 2013. Future amortization expense for intangible assets is expected to be as follows:  $20.0 million in fiscal 2016, $17.8 million in fiscal 2017, $14.8 million in fiscal 2018, $12.5 million in fiscal 2019, and $11.6 million in fiscal 2020.

During fiscal 2014, the Company recorded an impairment charge of $10.3 million on national media intangible assets, including $9.5 million of trademarks and $0.8 million of customer lists. Management determined these intangible assets were fully impaired as part of management's commitment to performance improvement plans, including the conversion of Ladies' Home Journal from a subscription-based magazine to a quarterly newsstand special interest publication and the closure of Meredith's medical sales force training business. The impairment charges are recorded in the depreciation and amortization line in the Consolidated Statements of Earnings.

Changes in the carrying amount of goodwill were as follows:

(In thousands)	National Media	Local Media	Total
Balance at June 30, 2013	$788,854	$—	$788,854
Acquisitions	184	51,823	52,007
Balance at June 30, 2014	789,038	51,823	840,861
Acquisitions	143,433	16,952	160,385
Balance at June 30, 2015	$932,471	$68,775	$1,001,246

The national media segment is comprised of two reporting units, the magazine brands reporting unit, which has $760.6 million of goodwill, and the MXM reporting unit, which has $171.9 million of goodwill.

Meredith completed annual impairment reviews of goodwill and intangible assets with indefinite lives as of May 31, 2015, 2014, and 2013. No impairments were recorded as a result of those reviews. As of May 31, 2015, the fair value of the local media reporting unit significantly exceeded its net assets, the fair value of the magazine brands reporting unit exceeded its net assets by approximately 20 percent, and the fair value of the MXM reporting unit exceeded its net assets by nearly 50 percent.

The fair value of the magazine brands reporting unit assumes a discount rate of 10 percent. Assumed revenue growth rates range from down 1.6 percent to up 2.0 percent. The assumed terminal growth rate is 2.0 percent. These assumptions are contingent upon a stable economic environment, continuing strong consumer engagement, and a continuing shift to digital platforms. Holding other assumptions constant, a 100 basis point increase in the discount rate would result in an estimated fair value that exceeds net assets by 4 percent. Holding other assumptions constant, a 100 basis point decrease in the terminal growth rate would result in an estimated fair value that exceeds net assets by 8 percent. Both of these scenarios individually would result in the magazine brands reporting unit passing step one of the test.

The fair value of the MXM reporting unit assumes a discount rate of 12 percent, near term revenue growth rates ranging from 5.0 percent to 7.0 percent, and a terminal growth rate of 5.0 percent. These assumptions are contingent upon a stable economic environment and either retaining or replacing key customers. Holding other assumptions constant, a 100 basis point increase in the discount rate would result in an estimated fair value that exceeds net assets by 30 percent. Holding other assumptions constant, a 100 basis point decrease in the terminal growth rate would result in an estimated fair value that exceeds net assets by more than 30 percent. Both of these scenarios individually would result in the MXM reporting unit passing step one of the test.

5.  Restructuring Accrual

During the second quarter of fiscal 2015, management committed to several performance improvement plans related to business realignments resulting primarily from recent broadcast station acquisitions, recent digital business acquisitions, and other selected workforce reductions. In connection with these plans, the Company recorded a pre-tax restructuring charge of $6.7 million. The restructuring charge includes severance and related benefit costs of $5.3 million related to the involuntary termination of employees and other write-downs and accruals of $0.2 million, which are recorded in the selling, general, and administrative line of the Consolidated Statements of Earnings. The Company also wrote down video production fixed assets that the Company abandoned for $1.2 million, which is recorded in the depreciation and amortization line of the Consolidated Statements of Earnings. The majority of severance costs will be paid out over the next 6 months. The plans affected approximately 140 employees.

During the third quarter of fiscal 2015, management committed to several performance improvement plans related to certain acquisition integrations, business realignments, and other selected workforce reductions. In connection with these plans, the Company recorded a pre-tax restructuring charge of $9.9 million. The restructuring charge includes severance and related benefit costs of $9.4 million related to the involuntary termination of employees and other write-downs and accruals of $0.2 million, which are recorded in the selling, general, and administrative line of the Consolidated Statements of Earnings. The Company also wrote down manuscript and art inventory for $0.3 million, which is recorded in the production, distribution, and editorial line of the Consolidated Statements of Earnings. The majority of severance costs will be paid out over the next 9 months. The plans affected approximately 135 employees.

In the third quarter of fiscal 2014, management committed to several performance improvement plans related primarily to business realignments including converting Ladies' Home Journal from a monthly subscription magazine to a newsstand only quarterly special interest publication, the closing of our medical sales force training business, and other selected workforce reductions. In connection with these plans, the Company recorded a pre-tax restructuring charge of $20.8 million. The restructuring charge includes severance and related benefit costs of $8.5 million related to the involuntary termination of employees, an accrual for vacated lease spaces of $0.4 million, and other accruals of $0.5 million, all of which are recorded in the selling, general, and administrative line of the Consolidated Statements of Earnings. The Company also wrote down intangible assets by $10.3 million (see Note 4) and fixed assets of $0.9 million, which are recorded in the depreciation and amortization line of the Consolidated Statements of Earnings, and manuscript and art inventory by $0.2 million, which is recorded in the production, distribution, and editorial line of the Consolidated Statements of Earnings. The majority of severance costs have been paid out. These plans affected approximately 100 employees.

In the fourth quarter of fiscal 2014, management committed to a performance improvement plan related primarily to business realignments from recent broadcast station acquisitions that included selected workforce reductions. In connection with this plan, the Company recorded a pre-tax restructuring charge of $3.7 million. The restructuring charge includes severance and related benefit costs of $3.4 million related to the involuntary termination of employees and an accrual for vacating a building of $0.3 million, which are recorded in the selling, general, and administrative line of the Consolidated Statements of Earnings. The majority of severance costs have been paid out. The plan affected approximately 75 employees.

During the years ended June 30, 2015 and 2014, the Company recorded reversals of $0.1 million and $1.4 million, respectively, of excess restructuring reserves accrued in prior fiscal years. The reversals of excess restructuring reserves are recorded in the selling, general, and administrative line of the Consolidated Statements of Earnings.

Details of changes in the Company's restructuring accrual are as follows:

Years ended June 30,	2015	2014
(In thousands)
Balance at beginning of year	$13,545	$8,103
Severance accrual	14,670	11,915
Other accruals	285	1,141
Cash payments	(12,664)	(6,258)
Reversal of excess accrual	(105)	(1,356)
Balance at end of year	$15,731	$13,545

6.  Long-term Debt

Long-term debt consists of the following:

June 30,	2015	2014
(In thousands)
Variable-rate credit facilities
Asset-backed bank facility of $100 million, due 10/23/2015	$80,000	$70,000
Revolving credit facility of $200 million, due 3/27/2019	77,500	20,000
Term loan of $250 million, due 3/27/2019	237,500	250,000

Private placement notes
7.19% senior notes, due 7/13/2014	—	25,000
2.62% senior notes, due 3/1/2015	—	50,000
3.04% senior notes, due 3/1/2016	50,000	50,000
3.04% senior notes, due 3/1/2017	50,000	50,000
3.04% senior notes, due 3/1/2018	50,000	50,000
Floating rate senior notes, due 12/19/2022	100,000	—
Floating rate senior notes, due 2/28/2024	150,000	150,000
Total long-term debt	795,000	715,000
Current portion of long-term debt	(62,500)	(87,500)
Long-term debt	$732,500	$627,500

The following table shows principal payments on the debt due in succeeding fiscal years:

Years ending June 30,
(In thousands)
2016	$62,500
2017	75,000
2018	75,000
2019	332,500
2020	—
Thereafter	250,000
Total long-term debt	$795,000

In connection with the asset-backed bank facility, Meredith entered into a revolving agreement to sell all of its rights, title, and interest in the majority of its accounts receivable related to advertising and miscellaneous revenues to Meredith Funding Corporation, a special purpose entity established to purchase accounts receivable from Meredith. At June 30, 2015, $172.0 million of accounts receivable net of reserves were outstanding under the agreement. Meredith Funding Corporation in turn sells receivable interests to a major national bank. In consideration of the sale, Meredith receives cash and a subordinated note, bearing interest at the prime rate, 3.25 percent at June 30, 2015, from Meredith Funding Corporation. The agreement is structured as a true sale under which the creditors of Meredith Funding Corporation will be entitled to be satisfied out of the assets of Meredith Funding Corporation prior to any value being returned to Meredith or its creditors. The accounts of Meredith Funding Corporation are fully consolidated in Meredith's consolidated financial statements. The interest rate on the asset-backed bank facility is based on a fixed spread over London Interbank Offered Rate (LIBOR). The weighted average effective interest rate was 1.04 percent as of June 30, 2015.

In February 2015, we renewed our asset-backed bank facility for an additional six-month period on terms substantially similar to those previously in place. The renewed facility will expire in October 2015. We expect to renew the asset-backed bank facility on or before its expiration date under substantially similar terms.

During fiscal 2014, Meredith entered into a credit agreement that provided for a revolving credit facility of $200.0 million and a term loan of $250.0 million, for a five-year term which expires March 27, 2019. The term loan is payable in quarterly installments based on an amortization schedule as set forth in the agreement. The new credit agreement replaced our prior revolving credit facility. In connection with this transaction, in fiscal 2014 the Company wrote off $0.6 million of deferred financing costs to the interest expense line of the Consolidated Statements of Earnings.

In addition, Meredith issued $150.0 million in private placement floating-rate senior notes during fiscal 2014, which are due February 28, 2024. In fiscal 2015, Meredith issued $100.0 million in private placement floating-rate senior notes, which are due December 19, 2022.

During fiscal 2015, the Company entered into interest rate swap agreements to hedge variable interest rate risk on the $250.0 million floating-rate senior notes and on $50.0 million of the term loan. The expiration of the swaps is as follows: $50.0 million in August 2018, $100.0 million in March 2019, and $150.0 million in August 2019. Under the swaps the Company will pay fixed rates of interest (1.36 percent on the swap maturing in August 2018, 1.53 percent on the swap maturing in March 2019, and 1.76 percent on the swaps maturing in August 2019) and receive variable rates of interest based on the one to three-month London Interbank Offered Rate (LIBOR) (0.19 percent on the swap maturing in August 2018, 0.28 percent on the swap maturing in March 2019, and 0.28 percent on the swaps maturing in August 2019 as of June 30, 2015) on the $300.0 million notional amount of indebtedness. The swaps are designated as cash flow hedges. The Company evaluates the effectiveness of the hedging relationships on an ongoing basis by recalculating changes in fair value of the derivatives and related hedged items independently.

Unrealized gains or losses on cash flow hedges are recorded in other comprehensive loss to the extent the cash flow hedges are effective. The amount of the swap that offsets the effects of interest rate changes on the related debt is subsequently reclassified into interest expense. Any ineffective portions on cash flow hedges are recorded in interest expense. No material ineffectiveness existed at June 30, 2015.

The fair value of the interest rate swap agreements is the estimated amount the Company would pay or receive to terminate the swap agreements. At June 30, 2015, the swaps had a fair value of $2.2 million net liability. The Company is exposed to credit-related losses in the event of nonperformance by counterparties to the swap agreements. This exposure is managed through diversification and the monitoring of the creditworthiness of the counterparties. There was $1.1 million of potential loss that the Company would incur on the interest rate swaps if the counterparties were to fail to meet their obligations under the agreements at June 30, 2015. Given the strong creditworthiness of the counterparties, management does not expect any of them to fail to meet their obligations. Additionally, the concentration of risk with any individual counterparty is not considered significant at June 30, 2015.

The interest rates on the private placement floating-rate senior notes is based on a fixed spread over LIBOR. Interest rates on the private placement floating-rate senior notes were 3.03 percent on the $100.0 million note and 3.26 percent on the $150.0 million note at June 30, 2015, after taking into account the effect of outstanding interest rate swap agreements. As of June 30, 2015, the weighted average interest rate was 1.88 percent for the revolving credit facility and term loan, after taking into account the effect of outstanding interest rate swap agreement. The interest rate under both facilities is variable based on LIBOR and Meredith's debt to trailing 12 month EBITDA (earnings before interest, taxes, depreciation, and amortization as defined in the debt agreement) ratio.

All of the Company's debt agreements include financial covenants and failure to comply with any such covenants could result in the debt becoming payable on demand. The most significant financial covenants require a ratio of debt to trailing 12 month EBITDA less than 3.75 and a ratio of EBITDA to interest expense of greater than 2.75. The Company was in compliance with these and all other financial covenants at June 30, 2015.

Interest expense related to long-term debt totaled $18.5 million in fiscal 2015, $10.9 million in fiscal 2014, and $12.7 million in fiscal 2013.

At June 30, 2015, Meredith had additional credit available under the asset-backed bank facility of up to $20.0 million (depending on levels of accounts receivable) and had $122.5 million of credit available under the revolving credit facility with an option to request up to another $200.0 million. The commitment fee for the asset-backed bank facility ranges from 0.40 percent to 0.45 percent of the unused commitment based on utilization levels. The commitment fees for the revolving credit facility ranges from 0.125 percent to 0.25 percent of the unused commitment based on the Company's leverage ratio. Commitment fees paid in fiscal 2015 were not material.

7.  Income Taxes

The following table shows income tax expense (benefit) attributable to earnings before income taxes:

Years ended June 30,	2015	2014	2013
(In thousands)
Currently payable
Federal	$39,429	$37,615	$30,604
State	4,583	2,764	1,419
Foreign	35	37	42
	44,047	40,416	32,065
Deferred
Federal	36,314	18,138	35,383
State	5,608	2,386	6,453
Foreign	—	(142)	(147)
	41,922	20,382	41,689
Income taxes	$85,969	$60,798	$73,754

The differences between the statutory U.S. federal income tax rate and the effective tax rate were as follows:

Years ended June 30,	2015	2014	2013
U.S. statutory tax rate	35.0%	35.0%	35.0%
State income taxes, less federal income tax benefits	2.9	2.2	3.0
Settlements - audits / tax litigation	(0.1)	(0.3)	(1.6)
Restructuring of international operations	—	(2.5)	—
Other	0.8	0.5	1.0
Effective income tax rate	38.6%	34.9%	37.4%

The Company's effective tax rate was 38.6 percent in fiscal 2015, 34.9 percent in fiscal 2014, and 37.4 percent in fiscal 2013. The fiscal 2014 rate reflected tax benefits realized due to expiring federal and state statutes of limitations and federal tax benefits from the restructuring of Meredith's international operations. The fiscal 2013 rate reflected favorable adjustments primarily due to tax benefits from the resolution of state and local tax contingencies.

The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities were as follows:

June 30,	2015	2014
(In thousands)
Deferred tax assets
Accounts receivable allowances and return reserves	$15,670	$15,964
Compensation and benefits	35,850	34,320
Indirect benefit of uncertain state and foreign tax positions	9,925	10,875
All other assets	7,068	5,174
Total deferred tax assets	68,513	66,333
Valuation allowance	(1,808)	(1,742)
Net deferred tax assets	66,705	64,591
Deferred tax liabilities
Subscription acquisition costs	87,036	76,359
Accumulated depreciation and amortization	288,952	255,936
Deferred gains from dispositions	23,908	24,048
All other liabilities	6,842	4,907
Total deferred tax liabilities	406,738	361,250
Net deferred tax liability	$340,033	$296,659

The Company's deferred tax assets are more likely than not to be fully realized except for a valuation allowance of $1.8 million that was recorded for capital losses and certain net operating losses booked in fiscal 2014, fiscal 2013, and fiscal 2012. The net current portions of deferred tax assets and liabilities are included in accrued expenses-other taxes and expenses at June 30, 2015 and 2014, in the Consolidated Balance Sheets.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

Years ended June 30,	2015	2014
(In thousands)
Balance at beginning of year	$37,995	$42,402
Increases in tax positions for prior years	—	327
Decreases in tax positions for prior years	(2,028)	(699)
Increases in tax positions for current year	5,686	5,756
Settlements	(1,853)	(652)
Lapse in statute of limitations	(3,881)	(9,139)
Balance at end of year	$35,919	$37,995

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $27.3 million as of June 30, 2015, and $26.8 million as of June 30, 2014. The uncertain tax benefit recognized during fiscal 2015 from lapse in statute of limitations that related to income tax positions on temporary differences was $2.6 million. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. The amount of accrued interest and penalties related to unrecognized tax benefits was $7.7 million and $7.6 million as of June 30, 2015 and 2014, respectively.

The total amount of unrecognized tax benefits at June 30, 2015, may change significantly within the next 12 months, decreasing by an estimated range of $2.3 million to $23.1 million. The change, if any, may result primarily from foreseeable federal and state examinations, ongoing federal and state examinations, anticipated state settlements, expiration of various statutes of limitation, the results of tax cases, or other regulatory developments.

The Company's federal tax returns have been audited through fiscal 2002, and are closed by expiration of the statute of limitations for fiscal 2003, fiscal 2004, and fiscal 2005. Fiscal 2006 through fiscal 2010 are under the jurisdiction of IRS Appeals, while fiscals 2011 and 2012 are currently under the jurisdiction of IRS Exam. The Company has various state income tax examinations ongoing and at various stages of completion, but generally the state income tax returns have been audited or closed to audit through fiscal 2005.

8.  Pension and Postretirement Benefit Plans

Savings and Investment Plan

Meredith maintains a 401(k) Savings and Investment Plan that permits eligible employees to contribute funds on a pretax basis. The plan allows employee contributions of up to 50 percent of eligible compensation subject to the maximum allowed under federal tax provisions. The Company matches 100 percent of the first 3 percent and 50 percent of the next 2 percent of employee contributions.

The 401(k) Savings and Investment Plan allows employees to choose among various investment options, including the Company's common stock, for both their contributions and the Company's matching contribution. Company contribution expense under this plan totaled $9.7 million in fiscal 2015, $9.3 million in fiscal 2014, and $8.7 million in fiscal 2013.

Pension and Postretirement Plans

Meredith has noncontributory pension plans covering substantially all employees. These plans include qualified (funded) plans as well as nonqualified (unfunded) plans. These plans provide participating employees with retirement benefits in accordance with benefit provision formulas. The nonqualified plans provide retirement benefits only to certain highly compensated employees. The Company also sponsors defined healthcare and life insurance plans that provide benefits to eligible retirees.

Obligations and Funded Status

The following tables present changes in, and components of, the Company's net assets/liabilities for pension and other postretirement benefits:

	Pension		Postretirement
June 30,	2015	2014	2015	2014
(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$152,608	$140,549	$10,445	$12,302
Service cost	12,173	10,196	117	170
Interest cost	5,582	5,604	407	480
Participant contributions	—	—	802	842
Plan amendments	—	915	—	(1,732)
Actuarial loss (gain)	(1,996)	4,083	(1,007)	(114)
Benefits paid (including lump sums)	(12,940)	(8,739)	(1,356)	(1,503)
Benefit obligation, end of year	$155,427	$152,608	$9,408	$10,445

Change in plan assets
Fair value of plan assets, beginning of year	$145,179	$128,267	$—	$—
Actual return on plan assets	3,857	25,117	—	—
Employer contributions	5,490	534	554	661
Participant contributions	—	—	802	842
Benefits paid (including lump sums)	(12,940)	(8,739)	(1,356)	(1,503)
Fair value of plan assets, end of year	$141,586	$145,179	$—	$—

Under funded status, end of year	$(13,841)	$(7,429)	$(9,408)	$(10,445)

Benefits paid directly from Meredith assets are included in both employer contributions and benefits paid.

Fair value measurements for pension assets as of June 30, 2015, were as follows:

June 30, 2015	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In thousands)
Investments in registered investment companies [1]	$140,983	$80,229	$—	$—
Pooled separate accounts [1]	603	—	—	—
Total assets at fair value	$141,586	$80,229	$—	$—

1 Certain investments that are measured at fair value using NAV per share have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented as the change in plan assets.

Fair value measurements for pension assets as of June 30, 2014, were as follows:

June 30, 2014	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(In thousands)
Investments in registered investment companies [1]	$144,619	$85,509	$—	$—
Pooled separate accounts [1]	560	—	—	—
Total assets at fair value	$145,179	$85,509	$—	$—

 1 Certain investments that are measured at fair value using NAV per share have not been categorized in the fair value hierarchy. The fair   value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented as the   change in plan assets.

Refer to Note 14 for a discussion of the three levels in the hierarchy of fair values.

The following amounts are recognized in the Consolidated Balance Sheets:

	Pension		Postretirement
June 30,	2015	2014	2015	2014
(In thousands)
Other assets
Prepaid benefit cost	$18,071	$23,078	$—	$—
Accrued expenses-compensation and benefits
Accrued benefit liability	(2,780)	(2,408)	(700)	(770)
Other noncurrent liabilities
Accrued benefit liability	(29,132)	(28,099)	(8,708)	(9,675)
Net amount recognized, end of year	$(13,841)	$(7,429)	$(9,408)	$(10,445)

The accumulated benefit obligation for all defined benefit pension plans was $143.4 million and $138.3 million at June 30, 2015 and 2014, respectively.

The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

June 30,	2015	2014
(In thousands)
Projected benefit obligation	$32,012	$30,550
Accumulated benefit obligation	29,099	26,379
Fair value of plan assets	100	44

Costs

The components of net periodic benefit costs recognized in the Consolidated Statements of Earnings were as follows:

	Pension			Postretirement
Years ended June 30,	2015	2014	2013	2015	2014	2013
(In thousands)
Components of net periodic benefit costs
Service cost	$12,173	$10,196	$10,100	$117	$170	$377
Interest cost	5,582	5,604	4,911	407	480	611
Expected return on plan assets	(11,037)	(9,687)	(9,465)	—	—	—
Prior service cost (credit) amortization	225	391	359	(432)	(440)	(537)
Actuarial loss (gain) amortization	667	2,030	3,250	(433)	(365)	—
Curtailment credit	—	—	—	—	(1,511)	—
Net periodic benefit costs (credit)	$7,610	$8,534	$9,155	$(341)	$(1,666)	$451

Amounts recognized in the accumulated other comprehensive loss component of shareholders' equity for Company-sponsored plans were as follows:

June 30, 2015	Pension	Postretirement	Total
(In thousands)
Unrecognized net actuarial losses (gains), net of taxes	$12,733	$(2,070)	$10,663
Unrecognized prior service cost (credit), net of taxes	589	(716)	(127)
Total	$13,322	$(2,786)	$10,536

During fiscal 2016, the Company expects to recognize as part of its net periodic benefit costs $0.6 million of net actuarial losses and $0.2 million of prior-service costs for the pension plans, and $0.7 million of net actuarial gains and $0.4 million of prior service credit for the postretirement plan that are included, net of taxes, in the accumulated other comprehensive loss component of shareholders' equity at June 30, 2015.

Assumptions

Benefit obligations were determined using the following weighted average assumptions:

	Pension		Postretirement
June 30,	2015	2014	2015	2014
Weighted average assumptions
Discount rate	3.75%	3.57%	4.20%	4.00%
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%
Rate of increase in health care cost levels
Initial level	NA	NA	7.00%	7.00%
Ultimate level	NA	NA	5.00%	5.00%
Years to ultimate level (in years)	NA	NA	6	4
NA-Not applicable

Net periodic benefit costs were determined using the following weighted average assumptions:

	Pension			Postretirement
Years ended June 30,	2015	2014	2013	2015	2014	2013
Weighted average assumptions
Discount rate	3.57%	3.92%	3.50%	4.00%	4.50%	4.10%
Expected return on plan assets	8.00%	8.00%	8.00%	NA	NA	NA
Rate of compensation increase	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%
Rate of increase in health care cost levels
Initial level	NA	NA	NA	7.00%	7.50%	8.00%
Ultimate level	NA	NA	NA	5.00%	5.00%	5.00%
Years to ultimate level (in years)	NA	NA	NA	4	5	6
NA-Not applicable

The expected return on plan assets assumption was determined, with the assistance of the Company's investment consultants, based on a variety of factors. These factors include but are not limited to the plans' asset allocations, review of historical capital market performance, historical plan performance, current market factors such as inflation and interest rates, and a forecast of expected future asset returns. The Company reviews this long-term assumption on a periodic basis.

Assumed rates of increase in healthcare cost have a significant effect on the amounts reported for the healthcare plans. A change of one percentage point in the assumed healthcare cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
(In thousands)
Effect on service and interest cost components for fiscal 2015	$26	$(26)
Effect on postretirement benefit obligation as of June 30, 2015	408	(335)

Plan Assets

The targeted and weighted average asset allocations by asset category for investments held by the Company's pension plans are as follows:

	2015 Allocation		2014 Allocation
June 30,	Target	Actual	Target	Actual
Domestic equity securities	35%	35%	35%	36%
Fixed income investments	30%	29%	30%	27%
International equity securities	25%	25%	25%	26%
Global equity securities	10%	11%	10%	11%
Fair value of plan assets	100%	100%	100%	100%

Meredith's investment policy seeks to maximize investment returns while balancing the Company's tolerance for risk. The plan fiduciaries oversee the investment allocation process. This includes selecting investment managers, setting long-term strategic targets, and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and plan fiduciaries may occasionally approve allocations above or below a target range, or elect to rebalance the portfolio within the targeted range. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across domestic and international stocks and between growth and value stocks and small and large capitalizations. The primary investment strategy currently employed is a dynamic target allocation method that periodically rebalances among various investment categories depending on the current funded position. This program is designed to actively move from return-seeking investments (such as equities) toward liability-hedging investments (such as long-duration fixed-income) as funding levels improve. The reverse effect occurs when funding levels decrease.

Equity securities did not include any Meredith Corporation common or Class B stock at June 30, 2015 or 2014.

Cash Flows

Although we do not have a minimum funding requirement for the pension plans in fiscal 2016, the Company is currently determining what voluntary pension plan contributions, if any, will be made in fiscal 2016. Actual contributions will be dependent upon investment returns, changes in pension obligations, and other economic and regulatory factors. Meredith expects to contribute $0.7 million to its postretirement plan in fiscal 2016.

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid:

Years ending June 30,	Pension Benefits	Postretirement Benefits
(In thousands)
2016	$21,239	$700
2017	25,555	732
2018	15,975	749
2019	15,409	744
2020	20,172	713
2021-2025	80,390	3,185

Other

The Company maintains collateral assignment split-dollar life insurance arrangements on certain key officers and retirees. The net periodic pension cost for fiscal 2015, 2014, and 2013 was $0.4 million, $0.3 million, and $0.3 million, respectively, and the accrued liability at June 30, 2015 and 2014, was $4.2 million and $4.1 million, respectively.

9.  Earnings per Share

The calculation of basic earnings per share for each period is based on the weighted average number of common and Class B shares outstanding during the period. The calculation of diluted earnings per share for each period is based on the weighted average number of common and Class B shares outstanding during the period plus the effect, if any, of dilutive common stock equivalent shares.

The following table presents the calculations of earnings per share:

Years ended June 30,	2015	2014	2013
(In thousands except per share data)
Net earnings	$136,791	$113,541	$123,650
Basic average shares outstanding	44,522	44,636	44,455
Dilutive effect of stock options and equivalents	801	774	630
Diluted average shares outstanding	45,323	45,410	45,085
Earnings per share
Basic	$3.07	$2.54	$2.78
Diluted	3.02	2.50	2.74

In addition, antidilutive options excluded from the above calculations totaled 0.9 million options for the year ended June 30, 2015 ($50.52 weighted average exercise price), 1.8 million options for the year ended June 30, 2014 ($50.54 weighted average exercise price), and 3.1 million options for the year ended June 30, 2013 ($46.56 weighted average exercise price).

10.  Capital Stock

The Company has two classes of common stock outstanding: common and Class B. Each class receives equal dividends per share. Class B stock, which has 10 votes per share, is not transferable as Class B stock except to family members of the holder or certain other related entities. At any time, Class B stock is convertible, share for share, into common stock with one vote per share. Class B stock transferred to persons or entities not entitled to receive it as Class B stock will automatically be converted and issued as common stock to the transferee. The principal market for trading the Company's common stock is the New York Stock Exchange (trading symbol MDP). No separate public trading market exists for the Company's Class B stock.

From time to time, the Company's Board of Directors has authorized the repurchase of shares of the Company's common stock on the open market. In May 2014, the Board approved the repurchase of $100.0 million of shares. As of June 30, 2015, $97.0 million remained available under the current authorizations for future repurchases.

Repurchases of the Company's common and Class B stock are as follows:

Years ended June 30,	2015	2014	2013
(In thousands)
Number of shares	925	1,640	1,477
Cost at market value	$46,764	$78,226	$54,734

Effective July 1, 2013, shares deemed to be delivered to the Company on tender of stock in payment for the exercise price of options are no longer included as part of our repurchase program and thus they do not reduce the repurchase authority granted by our Board. Shares delivered or deemed to be delivered to us in satisfaction of tax withholding on option exercises and the vesting of restricted shares continue to reduce the repurchase authority granted by our Board. Shares tendered for the exercise price of stock options were 0.7 million shares at of cost of $35.6 million in fiscal 2015 and 1.1 million shares at a cost of $54.1 million in fiscal 2014.

11.  Common Stock and Share-based Compensation Plans

Meredith has an employee stock purchase plan and a stock incentive plan, both of which are shareholder-approved. More detailed descriptions of these plans follows. Compensation expense recognized for these plans was $12.5 million in fiscal 2015, $12.2 million in fiscal 2014, and $11.5 million in fiscal 2013. The total income tax benefit recognized in earnings was $4.6 million in fiscal 2015, $4.5 million in fiscal 2014, and $4.2 million in fiscal 2013.

Employee Stock Purchase Plan

Meredith has an employee stock purchase plan (ESPP) available to substantially all employees. The ESPP allows employees to purchase shares of Meredith common stock through payroll deductions at the lesser of 85 percent of the fair market value of the stock on either the first or last trading day of an offering period. The ESPP has quarterly offering periods. One million five hundred thousand common shares are authorized and approximately 290,000 shares remain available for issuance under the ESPP. Compensation cost for the ESPP is based on the present value of the cash discount and the fair value of the call option component as of the grant date using the Black-Scholes option-pricing model. The term of the option is three months, the term of the offering period. The expected stock price volatility was 37 percent in fiscal 2015, 36 percent in fiscal 2014, and 35 percent in fiscal 2013. Information about the shares issued under this plan is as follows:

Years ended June 30,	2015	2014	2013
Shares issued (in thousands)	72	86	130
Average fair value	$7.52	$7.59	$5.55
Average purchase price	39.95	40.30	29.50
Average market price	50.83	48.36	38.56

Stock Incentive Plan

Meredith has a stock incentive plan that permits the Company to issue stock options, restricted stock, stock equivalent units, restricted stock units, and performance shares to key employees and directors of the Company. Approximately 8.7 million shares remained available for future awards under the plan as of June 30, 2015. Forfeited awards, shares deemed to be delivered to us on tender of stock in payment for the exercise price of options, and shares reacquired pursuant to tax withholding on option exercises and the vesting of restricted shares increase shares available for future awards. The plan is designed to provide an incentive to contribute to the achievement of long-range corporate goals; provide flexibility in motivating, attracting, and retaining employees; and to align more closely the employees' interests with those of shareholders.

The Company has awarded restricted shares of common stock and restricted stock units to eligible key employees and to non-employee directors under the plan. In addition, certain awards are granted based on specified levels of Company stock ownership. All awards have restriction periods tied primarily to employment and/or service. The awards generally vest over three or five years. The awards are recorded at the market value of traded shares on the date of the grant as unearned compensation. The initial values of the grants, net of estimated forfeitures, are amortized over the vesting periods.

The Company's restricted stock activity during the year ended June 30, 2015, was as follows:

Restricted Stock	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Shares and Aggregate Intrinsic Value in thousands)
Nonvested at June 30, 2014	565	$35.77
Granted	9	51.22
Vested	(186)	26.72
Forfeited	(23)	40.00
Nonvested at June 30, 2015	365	40.48	$19,075

As of June 30, 2015, there was $2.3 million of unearned compensation cost related to restricted stock granted under the plan. That cost is expected to be recognized over a weighted average period of 1.3 years. The weighted average grant date fair value of restricted stock granted during the years ended June 30, 2015, 2014, and 2013 was $51.22, $48.01, and $34.69, respectively. The total fair value of shares vested during the years ended June 30, 2015, 2014, and 2013, was $7.8 million, $6.2 million, and $5.6 million, respectively.

The Company's restricted stock unit activity during the year ended June 30, 2015, was as follows:

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Shares and Aggregate Intrinsic Value in thousands)
Nonvested at June 30, 2014	—	$—
Granted	173	46.21
Vested	(3)	45.69
Forfeited	(11)	46.19
Nonvested at June 30, 2015	159	46.22	$8,314

As of June 30, 2015, there was $3.0 million of unearned compensation cost related to restricted stock units granted under the plan. That cost is expected to be recognized over a weighted average period of 2.2 years. The weighted average grant date fair value of restricted stock granted during the year ended June 30, 2015 was $46.21. The total fair value of shares vested during the year ended June 30, 2015 was $0.1 million.

Meredith also has outstanding stock equivalent units resulting from the deferral of compensation of employees and directors under various deferred compensation plans. The period of deferral is specified when the deferral election is made. These stock equivalent units are issued at the market price of the underlying stock on the date of deferral. In addition, shares of restricted stock may be converted to stock equivalent units upon vesting.

The following table summarizes the activity for stock equivalent units during the year ended June 30, 2015:

Stock Equivalent Units	Units	Weighted Average Issue Date Fair Value	Aggregate Intrinsic Value
(Units and Aggregate Intrinsic Value in thousands)
Balance at June 30, 2014	229	$38.19
Additions	40	46.33
Converted to common stock	(4)	28.88
Balance at June 30, 2015	265	36.12	$4,251

The total intrinsic value of stock equivalent units converted to common stock was $0.1 million in fiscal 2015, $0.1 million in fiscal 2014, and zero for fiscal year 2013.

Meredith has granted nonqualified stock options to certain employees and directors under the plan. The grant date of options issued is the date the Compensation Committee of the Board of Directors approves the granting of the options. The exercise price of options granted is set at the fair value of the Company's common stock on the grant date. All options granted under the plan expire at the end of 10 years. Options granted vest three years from the date of grant.

A summary of stock option activity and weighted average exercise prices follows:

Stock Options	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
(Options and Aggregate Intrinsic Value in thousands)
Outstanding July 1, 2014	3,878	$40.26
Granted	467	46.30
Exercised	(1,018)	37.00
Forfeited	(658)	48.40
Outstanding June 30, 2015	2,669	40.55	6.0	$31,882
Exercisable June 30, 2015	1,225	39.15	3.7	16,856

The fair value of each option is estimated as of the date of grant using the Black-Scholes option-pricing model. Expected volatility is based on historical volatility of the Company's common stock and other factors. The expected life of options granted incorporates historical employee exercise and termination behavior. Different expected lives are used for separate groups of employees who have similar historical exercise patterns. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following summarizes the assumptions used in determining the fair value of options granted:

Years ended June 30,	2015	2014	2013
Risk-free interest rate	1.4 - 2.8%	1.9 - 2.1%	0.4 - 1.3%
Expected dividend yield	4.00%	4.20%	5.00%
Expected option life (in years)	7 - 8	7 - 8	7 - 8
Expected stock price volatility	37%	36%	35%

The weighted average grant date fair value of options granted during the years ended June 30, 2015, 2014, and 2013, was $11.59, $11.41, and $6.62, respectively. The total intrinsic value of options exercised during the years ended June 30, 2015, 2014, and 2013 was $14.2 million, $9.6 million, and $12.0 million, respectively. As of June 30, 2015, there was $2.8 million in unrecognized compensation cost for stock options granted under the plan. This cost is expected to be recognized over a weighted average period of 1.7 years.

Cash received from option exercises under all share-based payment plans for the years ended June 30, 2015, 2014, and 2013 was $37.7 million, $54.5 million, and $34.7 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $5.5 million, $3.7 million, and $4.7 million, respectively, for the years ended June 30, 2015, 2014, and 2013.

12.  Commitments and Contingent Liabilities

The Company occupies certain facilities and sales offices and uses certain equipment under lease agreements. Rental expense for such leases was $20.1 million in fiscal 2015, $20.2 million in fiscal 2014, and $20.5 million in fiscal 2013.

Below are the minimum rental commitments at June 30, 2015, under all noncancelable operating leases due in succeeding fiscal years:

Years ending June 30,
(In thousands)
2016	$18,364
2017	17,341
2018	15,783
2019	14,065
2020	13,663
Thereafter	71,247
Total minimum rentals	$150,463

Most of the future lease payments relate to the lease of office facilities in New York City through December 31, 2026. In the normal course of business, leases that expire are generally renewed or replaced by leases on similar properties.

The Company has recorded commitments for broadcast rights payable in future fiscal years. The Company also is obligated to make payments under contracts for broadcast rights not currently available for use and therefore not included in the consolidated financial statements. Such unavailable rights amounted to $30.3 million at June 30, 2015. The fair value of these commitments for unavailable broadcast rights, determined by the present value of future cash flows discounted at the Company's current borrowing rate, was $28.9 million at June 30, 2015.

The table shows broadcast rights payments due in succeeding fiscal years:

Years ending June 30,	Recorded Commitments	Unavailable Rights
(In thousands)
2016	$4,776	$10,874
2017	1,734	10,719
2018	654	7,174
2019	330	1,286
2020	142	208
Thereafter	138	35
Total amounts payable	$7,774	$30,296

The Company is involved in certain litigation and claims arising in the normal course of business. In the opinion of management, liabilities, if any, arising from existing litigation and claims are not expected to have a material effect on the Company's earnings, financial position, or liquidity.

13.  Other Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) includes net earnings as well as items of other comprehensive income (loss).

The following table summarizes the items of other comprehensive income (loss) and the accumulated other comprehensive loss balances:

	Minimum Pension/Post Retirement Liability Adjustments	Interest Rate Swaps	Accumulated Other Comprehensive Income (Loss)
(In thousands)
Balance at June 30, 2012	$(23,115)	$—	$(23,115)
Current-year adjustments, pretax	10,997	—	10,997
Tax expense	(4,223)	—	(4,223)
Other comprehensive loss	6,774	—	6,774
Balance at June 30, 2013	(16,341)	—	(16,341)
Current-year adjustments, pretax	12,310	—	12,310
Tax expense	(4,727)	—	(4,727)
Other comprehensive income	7,583	—	7,583
Balance at June 30, 2014	(8,758)	—	(8,758)
Current-year adjustments, pretax	(4,206)	(2,109)	(6,315)
Tax benefit	1,615	810	2,425
Other comprehensive income	(2,591)	(1,299)	(3,890)
Balance at June 30, 2015	$(11,349)	$(1,299)	$(12,648)

14.  Fair Value Measurement

Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Specifically, it establishes a hierarchy prioritizing the use of inputs in valuation techniques. The defined levels within the hierarchy are as follows:

• Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
• Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
• Level 3	Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.

The following table sets forth the carrying value and the estimated fair value of the Company's financial instruments:

	June 30, 2015		June 30, 2014
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Broadcast rights payable	$7,774	$7,490	$8,838	$8,408
Long-term debt	795,000	797,121	715,000	717,032

The fair value of broadcast rights payable was determined using the present value of expected future cash flows discounted at the Company's current borrowing rate with inputs included in Level 3. The fair value of long-term debt was determined using the present value of expected future cash flows using borrowing rates currently available for debt with similar terms and maturities with inputs included in Level 2.

As of June 30, 2015, the Company had assets related to its qualified pension plans measured at fair value. The required disclosures regarding such assets are presented within Note 8. In addition, the Company has liabilities related to contingent consideration payables that are valued at estimated fair value as discussed in Note 2. The Company does not have any other assets or liabilities recognized at fair value.

The following table sets forth the liabilities measured at fair value on a recurring basis:

(In thousands)	June 30, 2015	June 30, 2014
Other assets
Interest rate swaps	$1,139	$—
Accrued expenses and other liabilities
Contingent consideration	800	50
Interest rate swaps	3,295	—
Other noncurrent liabilities
Contingent consideration	60,735	1,650

The fair value of interest rate swaps is determined based on discounted cash flows derived using market observable inputs including swap curves that are included in Level 2. The fair value of the contingent consideration is based on significant inputs not observable in the market and thus represents Level 3 measurements.

The following table represents the changes in the fair value of Level 3 contingent consideration for the year ended June 30, 2015.

(in thousands)
Balance at beginning of year	$1,700
Additions due to acquisitions	61,335
Change in present value of contingent consideration [1]	(1,500)
Balance at end of year	$61,535

[1] Change in present value of contingent consideration is included in earning and comprised of changes in estimated earn out payments based on projections of performance and the amortization of the present value discount.

15.  Financial Information about Industry Segments

Meredith is a diversified media company focused primarily on the home and family marketplace. On the basis of products and services, the Company has established two reportable segments: national media and local media. The national media segment includes magazine publishing, customer relationship marketing, digital and mobile media, brand licensing, database-related activities, and other related operations. The local media segment consists primarily of the operations of network-affiliated television stations. Virtually all of the Company's revenues are generated in the U.S. and substantially all of the assets reside within the U.S. There are no material intersegment transactions.

There are two principal financial measures reported to the chief executive officer (the chief operating decision maker) for use in assessing segment performance and allocating resources. Those measures are operating profit and earnings before interest, taxes, depreciation, and amortization (EBITDA). Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

Significant non-cash items included in segment operating expenses other than depreciation and amortization of fixed and intangible assets is the amortization of broadcast rights in the local media segment. Broadcast rights amortization totaled $16.6 million in fiscal 2015, $8.8 million in fiscal 2014, and $9.7 million in fiscal 2013.

Segment assets include intangible, fixed, and all other non-cash assets identified with each segment. Jointly used assets such as office buildings and information technology equipment are allocated to the segments by appropriate methods, primarily number of employees. Unallocated corporate assets consist primarily of cash and cash items, assets allocated to or identified with corporate staff departments, and other miscellaneous assets not assigned to a segment.

The following table presents financial information by segment:

Years ended June 30,	2015	2014	2013
(In thousands)
Revenues
National media	$1,059,852	$1,065,898	$1,095,195
Local media	534,324	402,810	376,145
Total revenues	$1,594,176	$1,468,708	$1,471,340

Segment profit
National media	$122,681	$113,113	$137,985
Local media	162,677	113,060	124,116
Unallocated corporate	(43,246)	(39,658)	(51,267)
Income from operations	242,112	186,515	210,834
Interest expense, net	(19,352)	(12,176)	(13,430)
Earnings before income taxes	$222,760	$174,339	$197,404

Depreciation and amortization
National media	$17,186	$29,455	$19,199
Local media	38,779	28,815	24,471
Unallocated corporate	1,839	1,658	1,680
Total depreciation and amortization	$57,804	$59,928	$45,350

Assets
National media	$1,665,542	$1,422,855	$1,454,225
Local media	1,072,152	996,935	587,611
Unallocated corporate	105,588	124,010	98,223
Total assets	$2,843,282	$2,543,800	$2,140,059

Capital expenditures
National media	$4,829	$5,491	$6,455
Local media	23,224	16,578	14,688
Unallocated corporate	5,192	2,753	4,826
Total capital expenditures	$33,245	$24,822	$25,969

16.  Selected Quarterly Financial Data (unaudited)

Year ended June 30, 2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
(In thousands except per share data)
Revenues
National media	$246,326	$242,381	$275,298	$295,847	$1,059,852
Local media	124,858	156,524	122,881	130,061	534,324
Total revenues	$371,184	$398,905	$398,179	$425,908	$1,594,176
Operating profit
National media	$28,895	$26,107	$23,460	$44,219	$122,681
Local media	36,312	54,986	31,420	39,959	162,677
Unallocated corporate	(12,355)	(12,231)	(7,774)	(10,886)	(43,246)
Income from operations	$52,852	$68,862	$47,106	$73,292	$242,112

Net earnings	$29,365	$39,591	$25,256	$42,579	$136,791

Basic earnings per share	0.66	0.89	0.57	0.95	3.07

Diluted earnings per share	0.65	0.87	0.56	0.94	3.02

Dividends per share	0.4325	0.4325	0.4575	0.4575	1.7800

In the second quarter of fiscal 2015, the Company recorded a pre-tax restructuring charge of $6.7 million.

In the third quarter of fiscal 2015, the Company recorded a pre-tax restructuring charge of $9.9 million.

Year ended June 30, 2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
(In thousands except per share data)
Revenues
National media	$266,899	$249,694	$269,680	$279,625	$1,065,898
Local media	89,553	104,354	97,734	111,169	402,810
Total revenues	$356,452	$354,048	$367,414	$390,794	$1,468,708
Operating profit
National media	$28,076	$28,070	$13,614	$43,353	$113,113
Local media	25,676	35,225	26,696	25,463	113,060
Unallocated corporate	(10,944)	(11,394)	(9,081)	(8,239)	(39,658)
Income from operations	$42,808	$51,901	$31,229	$60,577	$186,515

Net earnings	$24,041	$30,569	$18,486	$40,445	$113,541

Basic earnings per share	0.54	0.68	0.41	0.91	2.54

Diluted earnings per share	0.53	0.67	0.41	0.89	2.50

Dividends per share	0.4075	0.4075	0.4325	0.4325	1.6800

In the second quarter of fiscal 2014, the Company recorded $1.6 million in acquisition transaction costs. Also in the second quarter, the Company recorded a reduction in contingent consideration payable of $1.1 million.

In the third quarter of fiscal 2014, the Company recorded a pre-tax restructuring charge of $20.8 million and acquisition transaction costs of $1.5 million. Also in the third quarter, the Company recorded a reduction in contingent consideration payable of $2.3 million and $1.4 million in reversals of excess restructuring reserves accrued in prior fiscal years.

In the fourth quarter of fiscal 2014, the Company recorded a pre-tax restructuring charge of $3.7 million and acquisition transaction costs $2.4 million. The Company recorded a reduction in contingent consideration payable of $2.3 million in the fourth quarter of fiscal 2014.